Exhibit 14

PDS GAMING CORPORATION

CODE OF CONDUCT FOR DIRECTORS, EXECUTIVE OFFICERS,

AND EMPLOYEES OF PDS GAMING CORPORATION

The Board of Directors of PDS Gaming Corporation (the “Corporation”) has adopted this Code of Conduct (this “Code of Conduct”) as of the 24 day of March 2004.  The Code of Conduct is applicable to the members of the Corporation’s Board of Directors (the “Directors”), the officers of the Corporation, including the Company’s Chief Executive Officer, Chief Financial Officer, Controller and any other individuals serving in similar capacities (the “Officers”), and employees of the Corporation (the “Employees”).

The Code of Conduct is designed to serve as the foundation of the Corporation’s standards of behavior and to promote honest and ethical conduct, proper disclosure of financial information in the Corporation’s periodic reports, and compliance with applicable laws, rules, and regulations by the Corporation’s Directors, Officers and Employees who have operating and financial responsibilities.

I.                                         PRINCIPLES AND PRACTICES

In performing his or her duties, each Director, Officer and Employee must:

1.1.                              Maintain high standards of honest and ethical conduct and avoid any actual or apparent conflict of interest as discussed in this Code of Conduct;

1.2.                              Report to the Audit Committee of the Board of Directors any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict;

1.3.                              Provide, or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Corporation files with or submits to the Securities and Exchange Commission and in other public communications;

1.4.                              Comply and take all reasonable actions to cause others to comply with applicable governmental laws, rules, and regulations; and

1.5.                              Promptly report violations of this Code of Conduct to the Audit Committee of the Board of Directors.

II.                                     POLICIES AND PRACTICES

The Corporation and its employees are governed by numerous statutory, regulatory and administrative guidelines. Compliance with these laws and regulations is paramount to maintaining the Corporation’s reputation and ability to serve the markets in which it operates.  In order to ensure such compliance, the Corporation has instituted numerous policies and practices to ensure that its Directors, Officers and Employees act with the utmost integrity and ethics and avoid improprieties in the conduct of the Corporation’s business.

In performing his or her duties, each Director, Officer and Employee must protect the Corporation against questionable associations and protect the integrity and reputation of the Corporation in the conduct of its business.

2.1.                            Conflicts of Interest

A conflict of interest may arise in any situation in which the loyalties of a Director, Officer or Employee are divided between business interests that, to some degree, are incompatible with the interests of the Corporation.  All such conflicts should be avoided.  The Corporation demands absolute integrity from all its Directors, Officers and Employees and will not tolerate any conduct that falls short of that standard.  The Corporation expects that no Director, Officer or Employee will knowingly place himself or herself in a position that would have the appearance of being, or could be construed to be, in conflict with the interests of the Corporation.  Some situations typically considered a conflict of interest for a Director, Officer or Employee are as follows:

•                                          Having an interest in a firm that does business with the Corporation or engaging in a private business relationship with a person or firm doing business with the Corporation, particularly if the Director, Officer or Employee supervises the Corporation’s relationship with that person or firm.

•                                          Engaging in a private business relationship with the Officer’s or Employee’s supervisor or an employee whom the Officer or Employee supervises.

•                                          Engaging in a competing business or owning stock or other securities of a competitor other than insignificant interests, where “insignificant” shall mean the lesser of (i) under 1% of the total outstanding class of the competitor’s securities or (ii) 5% or less of the personal net worth of the Director, Officer or Employee.

•                                          Engaging in a private business venture with an officer or other employee of a firm which competes with the Corporation.

•                                          Using the Corporation’s resources for personal benefit, such as using the Corporation’s staff or assets for personal business or the Corporation’s funds to purchase gifts for employees who have the ability to influence the career of the Officer or Employee.

•                                          Soliciting gifts or other things of value from the Corporation’s employees, or accepting gifts of substantial value from employees whose careers the Director, Officer or Employee has the ability to influence.

•                                          Having an interest in or speculating in products or real estate whose value may be affected directly by the Corporation’s business.

•                                          Improperly divulging or using confidential information such as the Corporation’s plans, operating or financial data or computer programs.

2.2.                            Relationships with Public Officials; Political Contributions

All Directors, Officers and Employees engaged in business with a governmental body or agency must know and abide by the specific rules and regulations covering relations with public agencies.  Such Directors, Officers and Employees must also conduct themselves in a manner that avoids any dealings that might be perceived as attempts to influence public officials in the performance of their official duties.  In order to promote and preserve public trust and confidence in the integrity of the gaming industry and to ensure conformity with the highest standards of conduct, free from the appearance of impropriety, the Corporation prohibits Directors, Officers and Employees from engaging in any activity inconsistent with those aims.

In terms of political contributions, the use of any funds or other assets of the Corporation or any subsidiary, either directly or indirectly, for any unlawful purpose, for example, political contributions made in violation of applicable law, is also strictly prohibited.  Federal law generally prohibits the contribution of corporate funds to political candidates or parties, and to any other organization that might use the contributions for a political candidate or party.  This prohibition also extends to indirect expenditures on behalf of a candidate or elected official, such as travel on corporate aircraft or use of telephones and other corporate equipment. Some state laws have similar limitations on the contribution of corporate funds to political candidates or parties as well as on the amounts that can be contributed to a candidate.  No influence shall be exerted by any Director, Officer or Employee on another employee to make any personal political contributions or to engage in any political activity inconsistent with that employee’s personal inclinations.  In no event may a Director, Officer or Employee be reimbursed by the Corporation in any manner for political activities or contributions.

2.3.                            Bribery, Kickback and Fraud; Prohibited Receipts and Payments

No funds or assets of the Corporation shall be paid, loaned or otherwise disbursed as bribes, “kickbacks”, or other payments designed to influence or compromise the conduct of the recipient; and no employee of the Corporation shall accept any funds or other assets (including those provided as preferential treatment to the employee for fulfilling their responsibilities), for assisting in obtaining business or for securing special concessions from the Corporation.  The Directors, Officers and Employees are prohibited from engaging in the following transactions to obtain business, retain business or direct business to others, or to induce a government official or employee to fail to perform or to perform improperly his or her official functions.

•                                          Payment or offer to pay anything of value, directly or indirectly, to any domestic or foreign government official or employee.

•                                          Payment or offer to pay anything of value, directly or indirectly, to any party in the form of a commercial bribe, influence payment or kickback.

•                                          Receipt or acceptance of anything of value directly or indirectly, from any party in the form of a commercial bribe, influence payment or kickback.

The Corporation prohibits establishing or maintaining unrecorded funds or assets of the Corporation or any of its subsidiaries and the making of false or misleading entries in the books and records of the Corporation or any of its subsidiaries.  The Corporation also prohibits payments on its behalf or on behalf of any subsidiary without adequate supporting documentation or with the intention or understanding that any part of such payment is to be used for any purpose other than that described in the document supporting the payment.

Any Director, Officer or Employee found to be receiving, accepting or condoning a bribe, kickback, or other unlawful or prohibited payment, or attempting to initiate such activities, will be subject to termination and possible criminal proceedings against them.  Any Director, Officer or Employee found to be attempting fraud or engaging in fraud will be subject to termination and possible criminal proceedings against them.  All Directors Officers and Employees have a responsibility to report any actual or attempted bribery, kickback or fraud to the Audit Committee of the Board of Directors.

2.4.                            ANTITRUST LAWS

The federal government, most state governments, and many foreign governments have enacted antitrust or “competition” laws. These laws prohibit “restraints of trade”, which is certain conduct involving competitors, customers or suppliers in the marketplace. The purpose of such laws is to ensure that markets for goods and services operate competitively and efficiently, so that customers enjoy the benefit of open competition among their suppliers and sellers similarly benefit from competition among their purchasers.  Strict compliance with antitrust and competition laws around the world is essential. These laws are very complex.  Some types of conduct are always illegal under the antitrust laws of the United States and many other countries. To remain above suspicion, all Directors, Officers and Employees should avoid even discussing the following subjects with competitors:

•                                          Prices, terms or conditions of sale;

•                                          Credit terms and discounts;

•                                          Costs and profits;

•                                          Market share, sales territories or sales volume;

•                                          Distribution practices and deliveries;

•                                          Selections, rejections or termination of customers;

•                                          Production or sales volume; and

•                                          Proposed markets, locations of proposed facilities.

If discussions on these subjects should arise in a meeting where competitors are present, all Directors, Officers and Employees should immediately disassociate themselves from the conversation and leave the meeting. The Audit Committee should be notified immediately.

Antitrust laws may be implicated in the Corporation’s relations with customers as well.  It may be unlawful to sell the same product to competing customers at different prices, and generally, competing customers should be treated on a proportionately equal basis when granting sales promotions, promotion discounts, advertising allowances or assistance in the form of services and facilities.

III.                                 WAIVER

Any request for a waiver of any provision of this Code of Conduct must be in writing and addressed to the Audit Committee of the Board of Directors.  Any waiver of this Code of Conduct will be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission.

IV.                                COMPLIANCE AND ACCOUNTABILITY

This Code of Conduct is not intended as a comprehensive review of laws related to the principles and practices regulating Directors, Officers and Employees and the policies and practices related to conflicts of interests, relationships with public officials, prohibited receipts and payments and antitrust laws.  This Code of Conduct is not a substitute for expert advice. If any Director, Officer or Employee has questions concerning a specific situation, the Director, Officer or Employee should contact the Audit Committee of the Board of Directors or the Corporation’s general counsel or corporate counsel before taking action.

The Audit Committee of the Board of Directors will assess compliance with this Code of Conduct, report material violations to the Board of Directors and recommend appropriate action to the Board of Directors.

ACKNOWLEDGEMENT

The undersigned, a Director, Officer or Employee of PDS Gaming Corporation, has had the opportunity to review this Code of Conduct, fully understands the principles, practices and policies contained in this Code of Conduct, is in compliance with this Code of Conduct and is not aware of, nor suspects, any violation of this Code of Conduct by any other Director, Officer or Employee of PDS Gaming Corporation.

BY:	DATE:

NAME:

TITLE: